Exhibit 11

                       CHRIS-CRAFT INDUSTRIES, INC. AND SUBSIDIARIES
                 COMPUTATION OF PRIMARY AND FULLY DILUTED INCOME PER SHARE*
                     (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE FIGURES)
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
                                                 Year Ended December 31,
                                         ------------------------------------
                                            1995         1994         1993
                                         ----------   ----------   ----------
Number of shares of common stock:
   Average outstanding during
      the period                         29,981,934   30,328,874   29,475,935
   Assumed exercise of stock options        311,617      239,796      498,443
                                         ----------   ----------   ----------
      Total shares used in computation
         of primary income per share     30,293,551   30,568,670   29,974,378
                                         ==========   ==========   ==========

   Average outstanding
      during the period (as per above)   29,981,934   30,328,874   29,475,935
   Assumed conversion of $1.40
      convertible preferred stock into
      common stock                        8,949,882    9,142,793    9,619,496
   Assumed exercise of stock options        499,833      239,796      526,762
                                          ---------    ---------    ---------
      Total shares used in computation
      of fully diluted income per share  39,431,649   39,711,463   39,622,193
                                         ==========   ==========   ==========

Net income - computation of primary
   income per share:
   Net income                           $    21,965  $    64,741  $   149,068
   Less - Dividend requirements on
      preferred stock                          (464)        (471)        (493)
                                         ----------    ---------    ---------
                                        $    21,501  $    64,270  $   148,575
                                         ==========    =========   ==========
Net income - computation of fully
   diluted income per share:
   Net income                           $    21,965  $    64,741  $   149,068
   Less - Dividend requirements on
      preferred stock                           (73)         (73)         (73)
                                         ----------    ---------   ----------

                                        $    21,892  $    64,668  $   148,995
                                         ==========   ==========   ==========

Net income per share:
   Primary                              $       .71  $      2.10  $      4.96
                                         ==========   ==========   ==========
   Fully diluted                        $       .56  $      1.63  $      3.76
                                         ==========   ==========   ==========

---------------------
 * Computations give effect to all common stock dividends, including the 3% stock dividend declared in January, 1996.


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